UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2011

ZOO ENTERTAINMENT, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34796	71-1033391

(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

3805 Edwards Road, Suite 400
Cincinnati, OH  45209
 (Address of principal executive
offices including zip code)
(513) 824-8297
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01      Entry Into a Definitive Material Agreement.

         Effective October 28, 2011, Zoo Publishing, Inc.  (“Zoo Publishing”), a wholly-owned subsidiary of  Zoo Entertainment, Inc. (the “Company” or “Zoo Entertainment”), entered into the Second Amended and Restated Factoring and Security Agreement (the “New Factoring Agreement”) with Panta Distribution, LLC (“Panta”) and MMB Holdings LLC (“MMB”), pursuant to which the parties agreed to amend that certain Amended and Restated Factoring and Security Agreement dated as of June 24, 2011, by and between Zoo Publishing and Panta (as further amended by that certain First Amendment to Amended and Restated Factoring and Supply Agreement, the “Prior Factoring Agreement”), to reflect the assignment by Panta to MMB of documents and accounts, including related collateral security, under the Prior Factoring Agreement and to amend certain other terms and conditions of the Prior Factoring Agreement.

In connection with the New Factoring Agreement, Panta agreed to assign all of its right, title and interest in and to the Prior Factoring Agreement to MMB, as agent for itself and Panta, pursuant to a Limited Recourse Assignment, dated as of October 28, 2011 (the “Limited Recourse Assignment”), for a purchase price of $850,000.00.  Additionally, Panta is retaining an interest in the principal amount of $185,818.93 (together with interest and fees accruing thereon) owed by Zoo Publishing under the Prior Factoring Agreement.  Under the New Factoring Agreement, MMB, as agent for itself and Panta, agreed to temporarily forbear from exercising certain of its rights under default provisions therein until the earlier of November 11, 2011 or the occurrence of an additional default or breach by Zoo Publishing, unless otherwise waived by MMB. Simultaneously with the assignment, Panta disbursed to Zoo Publishing funds in which Zoo Publishing had an interest under the New Factoring Agreement.

Pursuant to the New Factoring Agreement, Zoo Publishing agreed to make scheduled payments to MMB, as agent for itself and Panta with respect to obligations owed by Zoo Publishing thereunder, beginning November 4, 2011 through December 4, 2011 in the cumulative principal amount of $1,035,818.93.  The New Factoring Agreement terminates upon the later of (i) the collection by MMB of all of the Purchased Accounts (as defined in the New Factoring Agreement) and (ii) the collection by Panta of $1,035,818.93 net of all Incurred Expenses (as defined in the New Factoring Agreement). Zoo Publishing granted MMB a first priority security interest in certain of its assets as set forth in the New Factoring Agreement.

            As a condition to the consummation of the transactions contemplated by the New Factoring Agreement, each of Zoo Entertainment and Zoo Games, Inc., a wholly-owned subsidiary of the Company (“Zoo Games”), entered into agreements with MMB (each, a “Reaffirmation of Guaranty”) pursuant to which each entity reaffirmed its guarantee for the full and prompt payment and performance of the obligations of Zoo Publishing under the New Factoring Agreement. In connection with the Reaffirmation of Guaranty, Zoo Games also entered into a Trademark Security Agreement with MMB (the “Trademark Security Agreement”), pursuant to which it granted MMB a security interest in all of its assets.

Also, as a condition to the consummation of the transactions contemplated by the New Factoring Agreement, David Fremed, Chief Financial Officer of the Company, entered into an agreement with MMB (the “Second Reaffirmation of Validity Guaranty”), pursuant to which Mr. Fremed reaffirmed his validity guaranty.

MMB, a limited liability company organized under the laws of Delaware, is controlled by David E. Smith, a director of the Company, and Jay A. Wolf, Executive Chairman of the Board of Directors of the Company.  Each of Mr. Smith and Mr. Wolf is a member, equity owner, and officer or manager, as the case may be, of MMB, and Mr. Smith is the managing member of Mojobear Capital, the managing member of MMB.

The foregoing descriptions of each of the New Factoring Agreement, Limited Recourse Agreement, Reaffirmation of Guaranty of each of Zoo Entertainment and Zoo Games, Trademark Security Agreement, and Second Reaffirmation of Validity Guaranty do not purport to be complete and are qualified in their entirety by reference to each such respective instrument, respective copies of which are attached hereto as Exhibits 10.1 through Exhibit 10.6 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Number	Description

10.1	Second Amended and Restated Factoring and Security Agreement, by and between Zoo Publishing, Inc., Panta Distribution, LLC and MMB Holdings LLC, dated as of October 28, 2011.

10.2	Limited Recourse Assignment, by and between Panta Distribution, LLC and MMB Holdings LLC, dated as of October 28, 2011.

10.3	Second Reaffirmation of Guaranty, by and between Zoo Entertainment, Inc. and MMB Holdings LLC, dated as of October 28, 2011.

10.4	Second Reaffirmation of Guaranty, by and between Zoo Games, Inc. and MMB Holdings LLC, dated as of October 28, 2011.

10.5	Amended and Restated Trademark Security Agreement, by and between Zoo Games, Inc. and MMB Holdings LLC, dated as of October 28, 2011.

10.6	Second Reaffirmation of Validity Guaranty, by and between David Fremed and MMB Holdings LLC, dated as of October 28, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Zoo Entertainment, Inc.

Date: November 3, 2011	By:	/s/ David Fremed
David Fremed Chief Financial Officer